Exhibit 10.2

July 29, 2005

Mr. Robert Drury

c/o eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, FL 32958

Re: Amended and Restated Employment Agreement

Dear Bob,

eMerge Interactive, Inc. (the “Company”) is pleased to confirm the following terms and conditions for your employment as the Company’s Senior Executive Vice President and Chief Financial Officer. The terms of this amended and restated employment agreement are as follows:

Base Salary:	As the Company’s Chief Financial Officer, you will be paid an annual salary of $210,000.

Annual Incentive Bonus:	You will be eligible to receive an annual incentive bonus in an amount equal to up to 45% of your base salary, subject to the achievement of annual targets to be established by the Board or the Compensation Committee, as applicable.

Equity Compensation:	Subject to the terms and conditions of the Company’s 1999 Equity Compensation Plan (the “Plan”), you shall be eligible to participate in the Plan, and shall be eligible to receive stock option and/or restricted stock grants under the Plan. The timing, amounts, term, vesting schedule and other terms and conditions of such grants, if any, shall be approved by the Compensation Committee in its sole discretion.

Termination for Cause	You may be terminated for “Cause” for the following reasons: (1) dishonesty or willful misconduct which harms the Company or its reputation, (2) conviction of a crime which in the Company’s view makes you unfit to continue in your position, (3) substance abuse for which you fail, after notice, to undergo and complete treatment, or (4) repeated or willful failure to carry out the lawful directions of the Chief Executive Officer or Board of Directors after written notice and a fifteen day period to cure and the opportunity to have a hearing in front of the Board.

Salary Continuance:	If, within six (6) months following a Change of Control, either the Company terminates you without Cause or you resign for Good

Reason (as such term is defined below), you will receive (i) your salary through the date of your termination, together with any other compensation that had previously been earned by, or awarded to, you prior to such date, but not yet paid, plus (ii) a prorated bonus (if any bonus program is then in effect) for the fiscal year that includes the date of your termination, plus (iii) a severance benefit equal to twelve (12) months of your then-effective salary. The foregoing amounts shall be payable in a lump-sum, in cash, less any applicable withholding taxes, within ten (10) business days after the date of your termination. You must agree not to compete with the Company for twelve (12) months after the date of your termination as a condition to receiving these benefits. You may resign for Good Reason within six months following a Change of Control for the following reasons: (a) upon any material failure by the Company to comply with any of the material provisions of this Agreement, which failure continues unremedied for 10 business days after you have given the Board of Directors written notice of such failure, (b) in the event that your position with the Company is materially diminished or (c) in the event that the Company requires you to move more than fifty (50) miles from the Company’s current headquarters in Sebastian, Florida, in order to maintain your position with the Company.

If the Company terminates your employment without Cause and a Change of Control has not occurred, you will receive (i) your salary through the date of your termination, together with any other compensation that had previously been earned by, or awarded to, you prior to such date, but not yet paid, plus (ii) a prorated bonus (if any bonus program is then in effect) for the fiscal year that includes the date of your termination (the foregoing amounts to be payable in a lump-sum, in cash, less any applicable withholding taxes, within ten (10) business days after the date of your termination), plus (iii) salary continuation (payable in accordance with the Company’s normal payroll practices) as severance for a period of twelve (12) months after the date of your termination. You must agree not to compete with the Company during the period of your salary continuance as a condition to receiving these benefits.

Change of Control:	For purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as such term is defined below) shall not constitute a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (b) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a “Non-Control Transaction” (as such term is defined below); or

(b) Consummation of:

(1)    A merger, consolidation or reorganization involving the Company, unless persons who are stockholders of the Company immediately before such merger, consolidation or reorganization, directly or indirectly, beneficially own at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such a merger or consolidation or reorganization (the “Surviving Corporation”) (a transaction described in this Section (b)(1) shall herein be referred to as a “Non-Control Transaction”); or

(2) A sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Other Agreements:	This agreement is contingent upon your execution of and continued adherence to our standard non-disclosure and assignment of inventions agreement, which will include an agreement not to solicit or hire any of the Company’s employees within one year after termination of your employment.

Benefits:	You will continue to be eligible to participate in the Company’s medical, dental and life insurance policies and the Company’s 401(k) plan.

Employment Type:	At will.

Entire Agreement;
Amendment:	This amended and restated employment agreement and the documents referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, including, without limitation, the letter agreement, dated June 7, 2004, by and between you and the Company. No amendment, supplement, modification, waiver or termination of this amended and restated employment agreement shall be binding unless executed in writing by the party to be bound thereby.

Please signify your acceptance of, and agreement to, the terms and conditions set forth in this amended and restated employment agreement by signing below.

Sincerely,

/s/ DAVID C. WARREN
David C. Warren
President and Chief Executive Officer

Enclosures:	Benefits Summary
Drug Free Workplace Policy
Drug Screen Chain of Custody Form
Travel and Entertainment Policy
Non-Disclosure and Invention Assignment Agreement

Accepted and agreed:     /s/ Robert E. Drury             Date:     August 3, 2005